News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

Nov. 25, 2015
(N)
NYSE:STR
15-22

Investor Contact:
Tony Ivins (801) 324-5218
Media Contact:
Chad Jones (801) 324-5495

Questar receives approval to add natural gas properties under Wexpro II Agreement;
Proposed changes to the Wexpro model also approved

SALT LAKE CITY - Questar has received approval from the Utah and Wyoming public service commissions to include natural gas-producing properties under the Wexpro II Agreement. Regulators also approved changes to the Wexpro cost-of-service model established by the Wexpro agreements.
In December 2014, Wexpro paid $52.7 million to acquire an additional working interest in existing Wexpro-operated wells in the Canyon Creek Unit of southwestern Wyoming’s Vermillion Basin. Wexpro already owned a 70-percent working interest in the properties, and the acquisition increased Wexpro’s ownership interest to 100 percent.
"Adding the Canyon Creek acquisition to Wexpro II increases our low-cost portfolio of Vermillion Basin assets, our most economical cost-of-service area," said Ron Jibson, Questar chairman, president and CEO. "We believe the addition of this competitively priced cost-of-service production and future investment opportunities will benefit both utility customers and shareholders.”
In August 2015, Questar Gas petitioned regulators to include the acquired Canyon Creek interest as a cost-of-service property under the Wexpro II Agreement. In connection with the application, Questar also proposed changes to its cost-of-service program designed to enable future cost-of-service gas production to be more competitive with current market prices and to potentially allow Wexpro to resume its gas-development-drilling program.
In October, Questar Gas, Wexpro, the Utah Division of Public Utilities, the Utah Office of Consumer Services and the Wyoming Office of Consumer Advocate signed a settlement stipulation modifying the proposals contained in the August application.

The following changes were approved by Utah regulators on Nov. 17, and Wyoming regulators on Nov. 24:

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Wexpro’s rate of return on post-2015 development-drilling expenditures under both Wexpro agreements will be lowered to the commission-allowed rate of return on investment as defined in the Wexpro II Agreement -- currently 7.64%.

•	Wexpro’s pre-2016 investment base and associated returns will not be affected.

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Post-2015 dry-hole and non-commercial well costs will be shared equally between utility customers and Wexpro, with the utility customers’ share limited to 4.5% of Wexpro's annual development-drilling costs.

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When the annual average price of cost-of-service gas from all Wexpro properties is less than the actual average market price, annual savings on post-2015 development will be shared equally between utility customers and Wexpro, but utility customers’ exposure will be limited. Wexpro will not earn a return exceeding that earned under the 1981 Wexpro Agreement.

•	By 2020, Wexpro will reduce the maximum combined production from its properties from 65% to 55% of Questar Gas’s annual forecasted demand.

“We believe the proposed changes are important to facilitate a potential resumption of Wexpro's gas-development-drilling program,” said Jibson. “Wexpro’s ability to resume drilling in this low-gas-price environment is important in order for it to sustain and grow production and its investment base, which is critical for customers and shareholders. These creative changes also provide a template for our Wexpro development team as they continue to negotiate potential cost-of-service arrangements with utilities in other regulatory jurisdictions."
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About the Wexpro agreements: Under the terms of the original Wexpro Agreement, Questar affiliate Wexpro Company produces gas from certain properties at cost of service for the benefit of Questar’s Utah and Wyoming utility customers. The Wexpro II Agreement perpetuates that model by enabling the company to add new properties for cost-of-service development. Wexpro II, approved in 2013, stipulates that all Wexpro acquisitions within the footprint of the 1981 agreement must be submitted to the public service commissions of Utah and Wyoming for approval in order to be included as cost-of-service properties benefitting Questar’s utility customers.

About Questar: Questar (NYSE: STR) is a Rockies-based integrated natural gas company with an enterprise value of about $5 billion and three complementary lines of business: retail natural gas distribution, interstate natural gas transportation and natural gas and oil development and production.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements in this document include, but are not limited to, Company expectations regarding Wexpro’s ability to resume and maintain a developmental natural gas drilling program and the potential benefits of the modifications to the Wexpro model to customers, shareholders and potential third-party cost-of-service arrangements. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and any subsequent SEC filings;

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	actions of regulators;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

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For more information, visit Questar's website at www.questar.com.